EXHIBIT 15

SUBSIDIARIES OF UTAH MEDICAL PRODUCTS, INC.

Subsidiary Name	Jurisdiction of Organization	Business Name
Utah Medical Products Ltd.	Bermuda	Utah Medical Products
Columbia Medical & Surgical, Inc.	Oregon	Utah Medical Products
Abcorp Medical	Florida	Utah Medical Products
Femcare Group Limited	United Kingdom	Femcare Group
Femcare Holdings Limited	United Kingdom	n/a – not a trading entity
Femcare Nikomed Limited	United Kingdom	Femcare-Nikomed
Femcare Distribution Limited	United Kingdom	n/a – not a trading entity
Femcare Limited	United Kingdom	n/a – not a trading entity
Femcare Australia Ltd	Australia	Femcare Australia
Femcare Urology Limited	United Kingdom	n/a – not a trading entity
Percheron Limited	Isle of Man	n/a – not a trading entity